UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2021

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31543	86-0931332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2685 S. Melrose Drive, Vista, California	92081
(Address of Principal Executive Offices)	(Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	FLUX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 22, 2021, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with several institutional and accredited investors (the “Purchasers”), pursuant to which the Company agreed to sell in a registered direct offering an aggregate of 2,142,860 shares of Common Stock of the Company (the “Shares”) and warrants to purchase up to 1,071,430 shares of its common stock (the “Warrants”), at a combined purchase price of $7.00 per share and related Warrant, for aggregate gross proceeds to the Company of approximately $15 million, before deducting placement agent fees and offering expenses payable by the Company (the “Registered Offering”).

Subject to certain ownership limitations, the Warrants will be exercisable immediately from the date of issuance, will expire five (5) year anniversary of the date of issuance and will have an exercise price of $7.00 per share. The exercise price of the Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Company’s common stock. In the event of a fundamental transaction, as described in the Warrants, each of the holders of the Warrants shall have the right to exercise its Warrant and receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of shares of the Company’s common stock issuable upon the exercise of its Warrant. Additionally, in the event of a fundamental transaction within the Company’s control, as described in the Warrants, each holder of the Warrants will have the right to require the Company to repurchase the unexercised portion of its Warrant at its fair value using the Black Scholes option pricing formula. In the event of a fundamental transaction that is not within the Company’s control, each holder of the Warrants will have the right to require the Company or a successor entity to redeem the unexercised portion of its Warrant for the same consideration paid to the holders of the Company’s common stock in the fundamental transaction at the unexercised Warrant’s fair value using the Black Scholes option pricing formula.

The Registered Offering is anticipated to close on or about September 27, 2021, subject to the satisfaction of customary closing conditions.

Pursuant to an engagement letter, dated as of September 22, 2021, we have engaged H.C. Wainwright & Co., LLC (“HCW” or the “Placement Agent”) to act as our exclusive Placement Agent in connection with the Registered Offering. As compensation in connection with the Registered Offering, the Company agreed to pay HCW a cash fee equal to 6.0% of the gross proceeds of the Registered Offering.

The net proceeds from the Registered Offering, after deducting placement agent fees and offering expenses, are anticipated to be approximately $14 million.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and the Purchasers, and the Company has agreed to provide the Purchasers with customary indemnification under the Purchase Agreement.

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The Shares and the Warrants and the shares issuable upon exercise of the Warrants were offered and are being sold by the Company pursuant to an effective shelf registration statements on Form S-3 (File No. 333-249521), which was originally filed with the SEC on October 16, 2020 and declared effective on October 26, 2020, a prospectus supplement and accompanying base prospectus that will be filed with the SEC.

The foregoing descriptions of the Purchase Agreement and the Warrants does not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the forms of the Purchase Agreement and the Warrant, which are filed herewith as Exhibits 10.1 and 4.1, respectively, to this Report on Form 8-K and is incorporated by reference herein.

A copy of the legal opinion of Lewis Brisbois Bisgaard & Smith LLP, counsel of the Company, relating to the Shares, the Warrants, and the shares issuable upon the exercise of the Warrants to be issued and sold in this Offering is filed as Exhibit 5.1 hereto.

Forward-Looking Statements

The statements in this Report on Form 8-K related to the completion of the Registered Direct Offering are “forward-looking” statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to market conditions and the satisfaction of customary closing conditions related to the Registered Direct Offering. There can be no assurance that the Company will be able to complete the Registered Direct Offering on the anticipated terms, or at all.

Exhibit Index

Exhibit	Exhibit Description

4.1	Form of Warrant

5.1	Opinion of Lewis Brisbois Bisgaard & Smith LLP

10.1	Form of Securities Purchase Agreement

23.1	Consent of Lewis Brisbois Bisgaard & Smith LLP (included in Exhibit 5.1)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.
a Nevada corporation

By:	/s/ Ronald F. Dutt
Ronald F. Dutt, Chief Executive Officer

Dated: September 23, 2021

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